Exhibit 15
Telvent to Acquire PB Farradyne
Madrid, May 18, 2006 — Telvent GIT S.A. (Nasdaq: TLVT), the Global RealTime IT Company, and Parsons Brinckerhoff Quade & Douglas, Inc. (PBQD) announced today that they have signed a definitive stock and asset purchase agreement whereby Telvent will acquire PB Farradyne business and related assets (Farradyne).
The acquisition of Farradyne, a Rockville, MD-based Traffic Information Technology (IT) consulting and integration business with 27 offices in 19 states in the United States and annual revenue for fiscal year 2005 of approximately $48 million, will solidify Telvent’s position as a leading player in the Traffic sector in the United States and globally.
Farradyne brings a wide range of skills and experience in areas that include planning, deploying, integrating, marketing and designing Intelligent Transportation Systems (ITS), consulting, traffic signal systems, regional information systems, freeway management systems, and operations and maintenance.
Manuel Sánchez Ortega, Telvent’s Chairman and Chief Executive Officer, said, “Telvent’s acquisition of Farradyne is fully aligned with our global growth strategy and highlights our commitment to further developing our core traffic business in the key United States’ market. We have been implementing global solutions for traffic control and highway management in other geographical regions. The addition of Farradyne to the Telvent family will significantly strengthen our IT Traffic business in the United States and will serve as a driving force to allow us to offer a full suite of products and solutions in IT Traffic and Transportation. Telvent and Farradyne are highly complementary businesses, with strong portfolios of integrated product solutions and a shared commitment to technological excellence.”
Thomas J. O’Neill, Chairman and CEO of Parsons Brinckerhoff Inc.(PB), said, “This transaction is of significant strategic importance to PB. We are reaffirming our role as an independent advisor providing transportation planning and strategic consulting services, while we will be looking to closely collaborate with Telvent Farradyne in instances where clients can benefit from our combined resources. We view this as a win-win opportunity for both companies and for the clients that we serve.”
The acquisition of Farradyne will bring more than 210 seasoned professionals to Telvent’s 2,800 employees around the world. Farradyne’s senior leadership is expected to remain with Telvent in executive level positions and to continue to provide day-to-day operational leadership. The Farradyne team will remain with their current assignments, providing clients with continuity on existing projects.
The transaction is expected to close on or before July 1, 2006, subject to satisfaction of various closing conditions.
Telvent (Nasdaq: TLVT), the Global RealTime IT Company, specializes in high value add solutions and services in four industry sectors (Energy, Traffic, Transport and

Environment). Its technology allows high performing companies to make real-time business decisions using data acquisition, control, and advanced operational applications, providing secure actionable information delivery to the enterprise.
Founded in 1885, Parsons Brinckerhoff provides strategic consulting, program management, planning, engineering and construction management services for transportation, power, buildings and environmental projects. Parsons Brinckerhoff employs 9,700 professionals and support staff in more than 150 offices worldwide.
Telvent was advised on the transaction by Boston Corporate Finance, Inc. and Closa Corporate Finance Advisors, members of M&A International Inc.
Forward Looking Statements:
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The information contained or incorporated in this Press Release contains forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, and other factors described from time to time in the Company’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this Press Release are based on information available at the time of the report. The Company assumes no obligation to update any forward-looking statement.
Investor Relations Contacts:
José Ignacio del Barrio
Phone: +34 902-335599
Email: jibarrio@telvent.abengoa.com
Mark Jones
Phone: +1 646 284-9414
Email: mjones@hfgcg.com

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